Exhibit 6.4


                              DISTRIBUTOR AGREEMENT

     This Distributor Agreement is made and entered into this 30th day of May 2000 ("Effective Date"), by and between Traffic Technology, Inc., an Arizona Corporation, ("TTI") and Taiwan Signal Technologies Co., Ltd ("Distributor"), a Taiwan Corporation.

                                    RECITALS:

     WHEREAS, TTI is in the business of manufacturing and selling the products collectively known as Unilights and incorporated herein by reference ("Products"); and

     WHEREAS, TTI wishes to sell to Distributor and Distributor wishes to purchase from TTI the Products for resale;

     WHEREAS, TTI is desirous of appointing Distributor as an exclusive distributor in Taiwan and Malaysia (Territory); and

     WHEREAS, Distributor is desirous of receiving such an appointment.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

     1. NATURE OF APPOINTMENT. TTI hereby appoints Distributor as the exclusive distributor for the territory, as hereinafter defined, and Distributor hereby accepts such appointment by TTI as a distributor of TTI Products.

     2. DISTRIBUTOR TERRITORY. Distributor is hereby appointed as the exclusive distributor to sell the Products of TTI in the Territory.

          2.1. Distributor hereby agrees not to make any sales whatsoever of the types of Products now being sold by TTI in any other territory, without the express written consent of TTI.

          2.2. Distributor shall have the sole and exclusive right to appoint any or more sub-distributors in its territory, however, the terms and conditions of this Agreement shall bind such sub-distributors.

          2.3. Distributor agrees that in the event the total purchases of Products should fall below Thirty Thousand U.S. Dollars (US$30,000) during a calendar year quarter, beginning with the fifth full calendar quarter after the date hereof, the exclusive right to distribute the Products granted hereunder shall become a non-exclusive right, effective the first day of the first month following the subject calendar year quarter and shall be effective for the
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remainder of the term of this Agreement. Said calendar quarter minimum sales are to be annualized carrying sales over the minimum into each successive quarter.

     3. STATUS OF DISTRIBUTOR. It is the intent of the parties that Distributor's status be that of an independent contractor and not an employee of TTI. As a result of this Agreement, no joint venture, partnership or other entity or association is created and Distributor shall have complete control over the time, place and method of performing its obligations pursuant to this Agreement. TTI shall not be required to deduct or withhold any payroll taxes out of any payments made to Distributor.

          3.1. Distributor shall provide its own vehicles, office space, furniture, fixtures, equipment, clerical help and the like to perform its tasks and obligations pursuant to this Agreement.

          3.2. Each party understands that they are fully responsible to file their own income tax return, corporate or otherwise, as independent contractors of each other pursuant to Federal and Arizona State income tax laws.

          3.3. Distributor shall maintain its own Worker's Compensation insurance policy, and shall not be covered under TTI's worker's compensation policy.

     4. PURCHASE OF PRODUCTS. TTI shall sell to Distributor and Distributor shall purchase from TTI, in accordance with the terms and conditions of this Agreement, the Products pursuant to the published Distributor Price List. It is the intention of the parties that Products shall be purchased by Distributor hereunder for the purpose of resale and that the Distributor shall sell the Products solely within the Territory unless otherwise agreed to and be responsible for the collection and reporting of any and all sales tax or use tax in its territory.

     5. WARRANTIES.

          5.1 All Products sold to Distributor shall be of good and careful manufacture and shall be free of material defects in materials or workmanship. Distributor shall notify TTI of any defects in materials or workmanship of any Products within 60 days of receipt of such Products by Distributor in the Territory. The sole liability of TTI shall be to promptly repair or replace defective Products for which it is so notified, or at TTI's option, credit Distributor's account for the purchase price of such Products.

          5.2 In addition to the foregoing, all Products sold to Distributor shall be warranted by TTI to customers of Distributor purchasing or receiving Products, in accordance with TTI's express written warranties, if any, with respect to the Products. Distributor may inform customers of the TTI warranties and provide customers with copies of any manufacturer's warranty materials

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provided by TTI. Distributor agrees that, with respect to its resale of the
Products, Distributor shall give or make no other express warranty as to quality or merchantability other than may be made by TTI. TTI will issue to Distributor all necessary information and warranties, and other relevant information as to the quality of the Products.

          5.3 TTI will work directly with the Distributor to support its efforts by assisting with sales, promotion, and lead generation and qualification, and to provide technical expertise with respect to the Products.

          5.4 TTI will periodically provide Distributor with sales and promotional brochures and literature and information on advertising and warranty programs.

     6. COMMENCEMENT; TERM; AND TERMINATION.

          6.1 This Agreement shall commence on the Effective Date as referred above and will continue until terminated in accordance with Section 6.2.

          6.2 This Agreement may be terminated as follows:

               6.2.1. By either party in the event of a material breach or default by the other party in compliance with any term or condition of this Agreement, which breach or default has not been cured or rectified within 30 days after written notice to the breaching or defaulting party; however, the inability to deliver Products for causes beyond TTI's reasonable control shall not be a material breach;

               6.2.2. By agreement in writing by the parties to this Agreement;

               6.2.3. Automatically upon the expiration of 5 years from the commencement date of this Agreement, unless extended by mutual agreement;

               6.2.4. By TTI at the end of any 12 consecutive month period during which Distributor has not purchased any Products.

               6.2.5. Assignment of this Agreement by Distributor without the written consent of TTI;

               6.2.6. Bankruptcy or insolvency of Distributor, which materially affects the operation of its business hereunder; or

               6.2.7. Failure of Distributor to timely pay its obligations hereunder.

     7. OBLIGATIONS OF TTI. TTI agrees to exercise its best efforts to have available and to sell to Distributor reasonable requirements for the Products. Orders that exceed $20,000 in total must be approved by the TTI as to delivery time.

     8. INSURANCE. Distributor agrees to indemnify and hold harmless TTI from any claims arising out of the operation of such automobile or other vehicle by Distributor.

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     9. NON-COMPETE DURING TERM. Distributor may engage in any other business activity and carry any other products or lines of goods, so long as such activities or products are not inconsistent with Distributor's status as a distributor of TTI's Products

     10. MISCELLANEOUS. Except to the extent inconsistent with the express language of the foregoing provisions of this Agreement, the following provisions shall govern the interpretation, application, construction and enforcement of this Agreement:

          10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement (and in any certificate or other instrument delivered or on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby) are true in all material respects on and as of the date so made, will be true in all material respects on and as of the date on which the transactions contemplated hereby are closed, and will survive such closing regardless of any investigation made by or on behalf of any party.

          10.2. NOTICES. Any notice to any party under this Agreement shall be in writing, shall be effective on the earlier of (i) the date when received by such party, or (ii) the date which is three days after mailing (postage prepaid) by certified or registered mail, return receipt requested, to the address of such party set forth as follows:

               "DISTRIBUTOR"
               Alex Chang
               Taiwan Signal Technologies Co., Ltd.
               2F, No. 68, Nei-Chiang St.
               Taipei, Taiwan
               email: twsignal@ms6.hinet.net

               "TTI"
               William Gartner
               Traffic Technology, Inc
               6342 E. Alta Hacienda Dr.
               Scottsdale AZ 85251
               email: gartnerw@unilights.com

          10.3. SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

          10.4. ADDITIONAL ACTS AND DOCUMENTS. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

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          10.5. AUTHORITY. Each of the parties hereto represents and warrants to each other than this Agreement has been duly authorized by all necessary action, that this Agreement constitutes and will constitute a binding obligation of each such party, and that this Agreement has been (and each instrument delivered hereunder, when so delivered, will have been) duly and validly executed on behalf of such party.

          10.6. ATTORNEYS' FEES. In the event suit is brought (or arbitration instituted) or any attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

          10.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns, but in no event shall any party be relieved of its obligations hereunder without the express written consent of each other party.

          10.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

          10.9. TIME. Time is of the essence of this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

          10.10. WAIVER. Failure of any party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

          10.11. CAPTIONS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provision hereof and shall not be deemed relevant in construing this Agreement.

          10.12. GOVERNING LAW. This Agreement shall be deemed to be made under, and shall be construed in accordance with and shall be governed by, the laws of the State of Arizona, and to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in Superior Court, Maricopa County, Arizona, and for this purpose each party hereby expressly and irrevocably consents to the jurisdiction of said court.

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          10.13. INDEMNITY. Each party to this Agreement agrees to indemnify each other party, and hold it harmless, from and against all claims, damages, costs and expenses (including attorneys' fees) attributable, directly or indirectly, to the breach by such indemnifying party of any obligation hereunder or the inaccuracy of any representation or warranty made by such indemnifying party herein or in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby.

          10.14. INTERPRETATIONS. To the extent permitted by the context in which used, (i) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa, and
(ii) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, general partnerships, limited partnership, trusts and all other entities.

          10.15. SPECIFIC PERFORMANCE. In addition to such other remedies as may be available under applicable law, the parties acknowledge that the remedies of specific performance and/or injunctive relief shall be available and proper in the event any party fails or refuses to perform its duties hereunder.

          10.16 EXHIBITS. Any Exhibit attached hereto shall be deemed to have been incorporated herein by this reference, with the same force and effect as if fully set forth in the body hereof.

          10.17 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior verbal or written agreement.

          10.19. MODIFICATIONS. This agreement may not be modified or changed without the written consent of all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first above written.


"DISTRIBUTOR"                                 TRAFFIC TECHNOLOGY INC.


/s/ Alex Chang                                /s/ William Gartner
-------------------------                     -------------------------
ALEX CHANG                                    WILLIAM GARTNER
Its President                                 Its President

[SEAL]

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